Exhibit 21.1
List of Subsidiaries

Subsidiary	State of Formation
62 Hundred Hollywood N GenPar LLC	Delaware
62 Hundred Hollywood North LP	Delaware
62 Hundred Hollywood S GenPar LLC	Delaware
62 Hundred Hollywood South LP	Delaware
221 American Boulevard – Bloomington LLC	Delaware
3333 Old Milton Alpharetta LLC	Delaware
401 W Michigan Street – Milwaukee LLC	Delaware
500 Woodward LLC	Delaware
CTL I Maryland LLC	Delaware
Hubble Drive Lanham LLC	Delaware
iStar Dallas GL GenPar LLC	Delaware
iStar Dallas GL LP	Delaware
iStar North Old Atlanta Road LLC	Delaware
iStar Woodward LLC	Delaware
Lighthouse Ground Owner LLC	Delaware
Pulliam Ground Owner LLC	Delaware
Red Lion GP LLC	Delaware
RLH GenPar II LLC	Delaware
RLH Partnership II LP	Delaware
RLH Partnership, L.P.	Delaware
Safety Income and Growth Operating Partnership, LP	Delaware
Safety, Income & Growth Inc.	Maryland
SFTY Manager LLC	Delaware
SIGI Finco 1 LLC	Delaware
SIGOP Gen Par LLC	Delaware
Tetro Ground Owner LLC	Delaware